               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

                          _____________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


Date of earliest event
  reported:  December 16, 1999


                         AMR CORPORATION
     (Exact name of registrant as specified in its charter)


    Delaware                 1-8400                     75-1825172
(State of Incorporation) ( Commission File Number)     (IRS Employer
                                                     Identification No.)


4333 Amon Carter Blvd.      Fort Worth, Texas              76155
 (Address of principal executive offices)            (Zip Code)


                          (817) 963-1234
                (Registrant's telephone number)







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Item 5.   Other Events

AMR Corporation (the "Company") is filing herewith a statement issued December 16, 1999 by Don Carty, Chairman and Chief Executive Officer of the Company and American Airlines, Inc., a wholly-owned subsidiary of AMR, as Exhibit 99.1 which is included herein. This statement was released at a press conference in Miami regarding the Company's plea agreement to the illegal storage of hazardous materials at the Company's facilities at Miami International Airport. In connection with this plea, the Company agreed to pay a fine of $6 million, a $2 million community service payment to the Miami-Dade Fire Department
Hazardous  Materials  Division, and be subject  to  a  three-year corporate probation. In addition, the Company agreed to a comprehensive compliance program that will set new standards for safety in the handling, storage and transportation of hazardous materials.


Item 7.   Financial Statements and Exhibits

The following exhibit is included herein:

99.1      Statement of Don Carty, Chairman and Chief Executive
          Officer, AMR Corporation and American Airlines, Inc.


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                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMR CORPORATION



                                        /s/ Charles D. MarLett
                                        Charles D. MarLett
                                        Corporate Secretary



Dated:  December 17, 1999

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                          EXHIBIT INDEX


Exhibit        Description

99.1      Statement of Don Carty, Chairman and Chief Executive
          Officer, AMR Corporation and American Airlines, Inc.





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                                                Exhibit 99.1



Contact:                      Corporate Communications
                                     Fort Worth, Texas
                                     817-967-1577

FOR RELEASE:  Thursday, Dec. 16, 1999


                     STATEMENT OF DON CARTY
         CHAIRMAN & CEO, AMR CORP. AND AMERICAN AIRLINES
                        DECEMBER 16, 1999

 The following is the statement of AMR Corp. Chairman & CEO Don
Carty at a press conference in Miami regarding the company's plea agreement to the illegal storage of hazardous materials.


     Good afternoon ladies and gentlemen. Thank you for being here.

     Today in the federal court for the southern district of Florida, AMR admitted to the unlawful storage of a hazardous material at our facilities at Miami International Airport. The plea was the result of a two-year investigation by the U.S. Attorney's Office with which our company and dozens of employees cooperated. In connection with this matter, we have agreed to pay a fine of $6 million, a $2 million community service payment to the Miami-Dade Fire Department Hazardous Materials Division, and be subject to a three-year corporate probation.

     In addition, we have agreed to a comprehensive compliance program that will set new standards for safety in the handling, storage and transportation of hazardous materials.

     I am here today to admit our error and apologize to our passengers. The government's investigation and our own extensive internal review demonstrated that there were some clear omissions in training and oversight in our handling of several incidents involving the shipment of hazardous materials. Among the lapses was a 1995 incident involving the clean-up and disposal of a storage drum containing dioxitol - and which is the incident that is the subject of this court action.

     This is obviously not a happy day for our company, but there is a positive outcome from all this. This investigation has resulted in a better, safer American Airlines. While American Airlines obviously cares about meeting the high service expectations of our customers, we care most about their safety and security. There is simply nothing more important. Our passengers and our employees can be reassured that American and American Eagle have committed new resources, training and procedures to insure strict adherence to transportation, environmental and hazardous materials laws and regulations.

     The government's investigation was prompted by a 1997 incident in which a courier was able to check-in baggage that contained a hazardous material - details of which he lied about. But still, we should not have allowed this to happen. Since that time, we have spent countless hours interviewing employees and reviewing our procedures in Miami and throughout our company to identify ways to do things better. Among the changes we have already made, or will be making:

     - We have already enhanced check-in procedures for passengers in Miami. In addition, we will be adding new equipment at the Miami domestic check-in counter to complement baggage screening done at the international ticket counters.

     - We have developed an industry-leading training program on how to safely handle hazardous materials. This training is required of all airport passenger service agents, baggage and cargo handlers, and skycaps, among others. More than 30,000 American and American Eagle employees successfully completed the enhanced training program this year, and they will receive recurrent training in these important procedures each year.

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     - American is creating an officer-level Vice President-
       Safety, Security and Environmental, with responsibility for promoting our complete compliance and maintaining industry-leading procedures for both American Airlines and American Eagle. This officer will report directly to me, as the chief executive, and will be supported by at least three senior-level positions and other staff necessary to coordinate and oversee the company's compliance efforts.

     - A new staff of Security and Environmental Officers (SEOs) will be created to provide virtually round-the-clock airport coverage. This staff will provide a new level of expertise, knowledge, resource and support to American and American Eagle passenger service, cargo, ramp and security employees, whether it be in responding to an incident or answering questions about procedures or policies.

     - American and American Eagle will take extra steps to educate passengers and shippers on how they can help ensure the proper handling of hazardous materials. Enhanced signage will also be developed for other parts of the MIA terminal.

     There are other changes in procedures that will not be made public so as to preserve the integrity of the system. We believe that all of these initiatives will assure our customers that we deserve their ongoing trust.

     Aviation safety and the protection of the environment require the cooperation of airlines, employees, customers and governmental agencies. We deeply regret that we had a lapse in our part of this partnership, but as we have pledged to U.S. Attorney Tom Scott and to Judge Shelby Highsmith, we believe the end result is that we are now a better airline.

                               ###

Current AMR Corp. news releases can be accessed via the Internet.
The address is http://www.amrcorp